Exhibit 4.1
     SUPPLEMENTAL INDENTURE No. 3, dated as of December 29, 2008 (this “Supplemental Indenture”), among NAI, Inc., an Ohio corporation (“NAI”), New Albertson’s, Inc., a Delaware corporation (the “Company”), and U.S. BANK TRUST NATIONAL ASSOCIATION, as trustee (the “Trustee”) under the Indenture (as hereinafter referred to).
W I T N E S S E T H
     WHEREAS, Albertson’s, Inc., a Delaware corporation (“Albertson’s”) and U.S. Bank Trust National Association, successor as Trustee, entered into an Indenture, dated as of May 1, 1992 (as supplemented by Supplemental Indenture No. 1, dated as of May 7, 2004 and Supplemental Indenture No. 2, dated as of June 1, 2006, the “Indenture”) providing for the issuance from time to time of Securities in one or more series, of which Securities were issued and a portion of which are currently Outstanding;
     WHEREAS, pursuant to Supplemental Indenture No. 2, dated as of June 1, 2006, the Company assumed the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of every covenant of the Indenture on the part Albertson’s to be performed or observed thereunder;
     WHEREAS, NAI has entered into that Merger Agreement, dated as of December ___, 2008, by and among NAI and the Company (the “Merger Agreement”) pursuant to which, substantially simultaneously with the effectiveness of this Supplemental Indenture, the Company is merging with and into NAI (the “Merger”), the separate existence of the Company shall cease and NAI shall survive and continue as the continuing company, and, upon effectiveness of the Merger, NAI shall change its name to New Albertson’s, Inc.;
     WHEREAS, as a condition to the Merger, Section 801(1) of the Indenture requires, among other things, that NAI execute and deliver an indenture supplemental to the Indenture to assume the obligations of the Company under the Indenture and the Securities;
     WHEREAS, NAI and the Company desire to enter into a supplemental indenture pursuant to the terms of Sections 801(1) and 901(1) of the Indenture;
     WHEREAS, pursuant to Section 901(1) of the Indenture, NAI, the Company and the Trustee may enter into this Supplemental Indenture without the consent of any Holder;
     NOW, THEREFORE, for and in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, it is hereby agreed among the Company, NAI and the Trustee, for the equal and proportionate benefit of the respective Holders from time to time of the Securities, as follows:
ARTICLE ONE
ASSUMPTION OF PAYMENT, PERFORMANCE AND OBSERVANCE
     Section 1.01. NAI hereby expressly assumes the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed thereunder.
ARTICLE TWO
REPRESENTATIONS AND WARRANTIES
     Section 2.01. NAI represents and warrants that it is a corporation duly organized and validly existing under the laws of the State of Ohio.
     Section 2.02. Each of the Company and NAI represents and warrants that it has all requisite power and authority to execute, deliver and perform its obligations hereunder, under the Indenture and under the Securities, and that the execution, delivery and performance by the Company and NAI of this Supplemental Indenture and the Indenture have been duly authorized by all necessary corporate or other organizational action.
     Section 2.03. Each of the Company and NAI represents and warrants that immediately after giving effect to the Merger, and treating any indebtedness which becomes an obligation of the Company or a Subsidiary as a result of the Merger as having been incurred by the Company or such Subsidiary at the time of the Merger, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.
     Section 2.04. Each of the Company and NAI represents and warrants that the Merger shall not result in the properties or assets of the Company or of NAI becoming subject to any mortgage, pledge, lien, security interest or other encumbrance, other than mortgages, pledges, liens, security interests or other encumbrances which could be created pursuant to Section 1008 of the Indenture without equally and ratably securing the Securities.
     Section 2.05. The Company represents and warrants that it has delivered to the trustee an Officers’ Certificate and Opinion of Counsel as required under Section 801(4) of the Indenture.
ARTICLE THREE
SUCCESSION AND SUBSTITUTION
     Section 3.01. Upon the consummation of the Merger, Section 802 of the Indenture shall have effect to the extent set forth therein, subject to such Section.
ARTICLE FOUR
MISCELLANEOUS
     Section 4.01. Capitalized terms used in this Supplemental Indenture that have not otherwise been defined herein shall have the meanings assigned thereto in the Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

     Section 4.02. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.
     Section 4.03. This Supplemental Indenture is supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.
     Section 4.04. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939 (the “TIA”) that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, such provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.
     Section 4.05. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and this Supplemental Indenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
     Section 4.06. Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.
     Section 4.07. All agreements of NAI in this Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.
     Section 4.08. Any request, demand, notice or other communication to NAI in connection with the Indenture, as supplemented, shall be sufficient for every purpose hereunder if in writing and mailed, first class postage paid, to NAI addressed as follows:
NAI, Inc.
  c/o SUPERVALU INC.
11840 Valley View Road
Eden Prairie, MN 55344
Attention: Treasurer
or to any other address hereafter furnished in writing to the Trustee by NAI for such purpose.
     Section 4.09. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument.

     Section 4.10. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.
     Section 4.11. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
     Section 4.12. The recitals and statements herein contained are made by the Company and NAI and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

NAI, INC.

By Name:	/s/ John Boyd John Boyd
Title:	Group Vice President and Treasurer

NEWALBERTSON’S, INC.

By Name:	/s/ John Boyd John Boyd
Title:	Group Vice President and Treasurer

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee

By Name:	/s/ Patrick J. Crowley Patrick J. Crowley
Title:	Vice President
[Supplemental Indenture Signature Page]